HYNES & HOWES INSURANCE COUNSELORS, INC.
                    Statement of Retained Earnings (Deficit)
              For the Years Ended September 30, 1997, 1996 and 1995


                                              Year Ended September 30,
                                        1997            1996            1995

Balance at Beginning of Year    $ (3,082,995)   $ (3,098,392)   $ (3,091,877)

Income (Loss) for the Year            (4,385)         15,397          (6,515)

Balance at End of Year          $ (3,087,380)   $ (3,082,995)   $ (3,098,392)


                          Statement of Paid-In Capital
              For the Years Ended September 30, 1997, 1996 and 1995

Balance at Beginning
  and End of Year               $        100    $        100    $        100



Notes to Financial Statements are an integral part of these statements.